Exhibit 99.3

BG Medicine, Inc.

Overview

We are a diagnostics company focused on the development and commercialization of novel cardiovascular diagnostic tests to address significant unmet medical needs, improve patient outcomes and contain healthcare costs. We are currently commercializing two diagnostic tests, the first of which is the BGM Galectin-3® test, which is available in the United States for use as an aid in assessing the prognosis of patients diagnosed with chronic heart failure and in Europe for use as an aid in assessing the prognosis of patients diagnosed with chronic heart failure or acute heart failure, and for screening individuals in the general adult population who are at risk for developing new-onset heart failure. Our second diagnostic test is the CardioSCORE™ test, which is designed to identify individuals at high risk for near-term, significant cardiovascular events, such as heart attack and stroke, and is available in Europe. We and our partners are also actively engaged in expanding the platform, availability and intended uses for our existing products in the United States, Europe and other countries throughout the world, as described below.

BGM Galectin-3 Test

The BGM Galectin-3 test is a novel assay for measuring galectin-3 levels in blood plasma or serum. Galectin-3, a member of the galectin family of proteins, is a biomarker that has been shown to play an important role in heart failure. Heart failure is a condition caused by a combination of diseases or factors that damage or overwork the heart muscle, resulting in its inability to pump blood efficiently to meet the requirements of other body organs. This condition often leads to serious medical complications and is a leading cause of death. According to the American Heart Association, heart failure affects an estimated 5.1 million Americans, with approximately 670,000 new cases occurring each year. The European Society of Cardiology estimates that among countries that it represents there are at least 15 million individuals diagnosed with heart failure. In the United States alone, heart failure is expected to cost the healthcare system an estimated $32 billion in 2013. We believe that our galectin-3 test provides physicians with meaningful information that may lead to more clinically- and cost-effective management of heart failure patients. This test is available in the United States for use as an aid in assessing the prognosis of patients diagnosed with chronic heart failure and in Europe for use as an aid in assessing the prognosis of patients diagnosed with chronic heart failure or acute heart failure, and for screening individuals in the general adult population who are at risk for developing new-onset heart failure. The test is available in two versions, a microtiter plate version, which we refer to as the manual version, and automated immunoassay versions, which we refer to as automated versions.

Manual Version – A manual version of the BGM Galectin-3 test received 510(k) clearance from the U.S. Food and Drug Administration, or FDA, in late 2010 for use in patients with chronic heart failure who are at increased risk for hospitalizations or death based on elevated levels of galectin-3. The test is commercially available in the United States, as well as in Europe under a CE Mark, which was obtained in October 2009. This manual version of our test is being marketed in the United States through several regional and national laboratory testing facilities and in Europe through our distribution partner.

In the United States, the payment rate at which the manual version of the BGM Galectin-3 test is reimbursed by the Centers for Medicare and Medicaid Services, or CMS, is $17.80 per test. This payment rate was assigned by CMS under a new, analyte-specific Current Procedural Terminology, or CPT, code, which took effect on January 1, 2013 for the 2013 fee schedule. We are in the process of applying to CMS to request a higher payment rate for the 2014 fee schedule, though there can be no assurance that we will be successful obtaining a higher rate.

In November 2012, we revised our commercial strategy to speed the adoption and increase the sales of the manual version of the BGM Galectin-3 test by focusing on the increasingly urgent need for hospitals to reduce their rates of unplanned patient readmissions, in response to new guidelines from CMS that went into effect on October 1, 2012. The guidelines seek to reduce the number of unplanned readmissions by imposing financial penalties on hospitals and other healthcare providers, expected to reach an aggregate of nearly $300 million in 2013 and nearly $1 billion by 2015, if reductions in readmission rates are not made. Because it has been demonstrated that heart failure patients with elevated levels of galectin-3 are two-to-three times more likely than other heart failure patients to be readmitted to the hospital within 30 days of discharge, we believe that identifying these high-risk patients through galectin-3 testing is a potentially valuable and cost-effective tool in hospitals’ strategies to reduce unplanned 30-day readmissions.

Also as part of our revised strategy, we are transforming our current field sales force from an awareness- and education-focused organization into one with a sales mission and growth strategy. Our new field sales force will focus initially on promoting galectin-3 testing at a core group of hospitals with higher-than-average readmission rates, which are at risk of incurring significant financial penalties due to the new CMS rules. In addition, as part of our new strategy, we have taken steps to open our own clinical laboratory certified under the Clinical Laboratory Improvement Amendments, or CLIA, in order to increase sales of the manual version of the BGM Galectin-3 test and other cardiovascular diagnostic tests we may offer. Subject to receipt of the requisite licensure from the Commonwealth of Massachusetts and other required certifications, we expect to open our CLIA lab in the first half of 2013. We expect that having our own CLIA lab will support sales made directly by us to hospitals and other healthcare providers.

Automated Versions – We have partnered with four leading diagnostic instrument manufacturers which are developing automated instrument versions of our galectin-3 test, which we expect will result in broader customer acceptance and clinical adoption of our galectin-3 test. To execute this element of our commercialization strategy, we have entered into worldwide license, development and commercialization agreements with Abbott Laboratories, or Abbott, Alere Inc., or Alere, bioMérieux SA, or bioMérieux, and Siemens Healthcare Diagnostics Inc., or Siemens, for the development of our galectin-3 test on their automated instruments, including point-of-care instruments, which are utilized within hospitals and other medical organizations. We believe that through these four partners we will have broad access to major segments of the diagnostics market, including hospital laboratories, private laboratories, reference laboratories and physician office laboratories, due to the widespread coverage of our partners’ installed bases. Under the agreements, our partners are responsible for developing and commercializing the tests and we are responsible for furthering clinical awareness and developing the market for galectin-3 testing. In addition, these agreements contain provisions that, under certain circumstances, entitle our partners to reduce the royalty amounts payable to us on the sales of their tests in amounts that are subject to negotiation by us and our respective partners. In some cases, our partners’ rights to reduce the royalty amounts are triggered by the CMS payment rate being below certain agreed-upon thresholds and in other cases, our partners’ rights to reduce the royalty amounts payable to us are triggered by the average selling prices for the tests in certain regions being below certain agreed-upon price thresholds. The CMS payment rate for the 2013 calendar year is currently below the agreed-upon CMS payment rate thresholds in these agreements. Accordingly, the current royalty amounts payable to us under these agreements are subject to reduction by our partners, in amounts to be negotiated by us and our respective partners. There can be no assurance that in any renegotiation of these royalty provisions we will be successful in negotiating new rates that will be favorable to us.

Europe – In January 2013, bioMérieux obtained a CE Mark in Europe for an automated version of the BGM Galectin-3 test and is preparing a phased launch of the test in Europe and in certain other territories that recognize the CE Mark. bioMérieux is planning to distribute the test through its VIDAS® immunoassay platform, which is comprised of a broad CE-Marked installed base of instruments throughout Europe and in other countries that recognize CE Mark. In addition, Abbott has advised us that it plans to launch an automated version of the test in Europe, subject to obtaining a CE Mark, which we currently anticipate may occur in the first half of 2013.

United States – Fujirebio, on behalf of Abbott, is our first partner to file for 510(k) regulatory clearance of an automated version of the test in the U.S. Fujirebio is developing the test for use on Abbott’s ARCHITECT® immunochemistry instrument platform. Fujirebio submitted its 510(k) to the FDA in July 2012 and received a letter from the FDA in July 2012 requesting additional information on various matters, including the geographic composition of the patient cohort that provided the blood samples used to support the 510(k). Due to the nature of the additional information requested and the time required to address the FDA’s questions, we believe it is currently unlikely that Fujirebio will be able to submit a complete response to the FDA by the FDA-designated February 25, 2013 deadline. If Fujirebio submits the response by the deadline, the FDA will continue to review the existing 510(k). Alternatively, if Fujirebio is unable to submit the complete response, Fujirebio will withdraw the existing submission and a new 510(k) submission would be required. There can be no assurance as to whether or when Fujirebio may be in position to submit a new 510(k) notification with the FDA, if at all.

BGM Galectin-3 for Assessment of Risk of Developing New-Onset Heart Failure (Additional Indication)

We have also developed our galectin-3 test for a second indication: to identify individuals who do not currently have heart failure, but who are at increased risk for developing heart failure in the future, which we refer to as the additional indication for the BGM Galectin-3 test. In a study of 3,353 adults of the Framingham Heart Study that was published in 2012 in the Journal of the American College of Cardiology, it was demonstrated that individuals with galectin-3 within the highest quartile of values were two to three times more likely to develop heart failure in the subsequent decade relative to those with lower levels of galectin-3. This additional indication would expand the intended use for the BGM Galectin-3 test to include individuals in the general adult population who are at risk for developing heart failure based on elevated levels of galectin-3.

Europe – In May 2012, we obtained a CE Mark in Europe for the additional indication of the BGM Galectin-3 test.

United States – In May 2012, we submitted a 510(k) to the FDA for the additional indication of the BGM Galectin-3 test. In July 2012, we received a letter from the FDA regarding our 510(k) that requested additional information, including information regarding our clinical validation study, the Framingham Heart Study, and additional analytical study data. We submitted our response to the FDA in November 2012, but based on our dialogue with the FDA, the nature of the additional information requested and the time required to address the FDA’s questions regarding various matters including the age of the blood samples used to support our 510(k), we allowed the 510(k) to expire on the January 23, 2013 deadline for submitting our response to the FDA. We are currently evaluating our options for submitting a new 510(k) for the additional indication that will address the FDA’s questions. There can be no assurance as to when we may be in position to submit a new 510(k) for the additional indication to the FDA, if at all.

CardioSCORE Test

Our second product is the CardioSCORE test, a biomarker blood-based test designed as an aid in the assessment of near-term risk for significant cardiovascular events, such as heart attack and stroke. The test is used to identify patients at risk for atherothrombotic cardiovascular disease, commonly known as vulnerable plaque and is a proprietary in vitro diagnostic multivariate index assay that measures the levels of seven protein biomarkers in blood, and integrates the results to yield a single numerical score that is related to an individual’s cardiovascular risk. Our development work to date suggests that CardioSCORE is an improved diagnostic test compared to conventional risk factor-based approaches, such as the Framingham Risk Score. The CardioSCORE test uses laboratory instrumentation and reagents that are available commercially.

Europe – In December 2012, we obtained a CE Mark for the CardioSCORE test, which will enable us to market the test in Europe and other countries that recognize CE Mark. We expect to launch the CardioSCORE test initially in Europe, through one or more specialty laboratory partners, in the first half of 2013.

United States – In December 2011, we submitted a 510(k) to the FDA in order to obtain regulatory clearance to market the CardioSCORE test in the United States as an aid in the assessment of near-term risk for significant cardiovascular events, such as heart attack and stroke. The FDA requested additional information, but due to the time involved in responding to the FDA’s request for additional information, we withdrew the 510(k) on August 8, 2012. Since that time, we have continued our dialogue with the FDA regarding the information that it would require in a new 510(k) for the CardioSCORE test, and as a result of these interactions, we are currently planning to submit a new 510(k) for the CardioSCORE test for which the intended use would be to aid in the assessment of near-term risk for death due to cardiovascular causes. We currently plan to submit our new 510(k) for the CardioSCORE test to the FDA in the second half of 2013.

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